Exhibit 4.63

EXECUTION VERSION
OMNIBUS AMENDMENT NO. 1 TO INDENTURE, SERIES 2009-1 SUPPLEMENT AND SERIES 2009-1 NOTE PURCHASE AGREEMENT
THIS AMENDMENT NO. 1, dated as of July 2, 2013 (this “Amendment”), is made to (i) the Amended and Restated Indenture, dated as of August 12, 2011 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between TAL ADVANTAGE III LLC, as issuer (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as indenture trustee (the “Indenture Trustee”), (ii) the Amended and Restated Series 2009-11 Supplement, dated as of August 12, 2011 (as amended, supplemented or otherwise modified from time to time, the “Supplement”), between the Issuer and the Indenture Trustee, and (iii) the Amended and Restated Series 2009-1 Note Purchase Agreement, dated as of August 12, 2011 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), between the Issuer, the Series 2009-1 Noteholders party thereto and the other parties thereto.
W I T N E S S E T H:
WHEREAS, the parties hereto have previously entered into the Indenture, the Supplement and the Note Purchase Agreement, as applicable;
WHEREAS, the parties desire to amend the Indenture, the Supplement and the Note Purchase Agreement, as applicable, in order to modify certain provisions thereof;
NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture (or, if not defined therein, as defined in the Supplement or the Note Purchase Agreement).

Section 2.Amendments to the Indenture. Pursuant to Section 1002 of the Indenture:

(a)The definition of “Advance Rate” in Appendix A to the Indenture is hereby amended and restated to read in its entirety as follows:

“    Advance Rate: As of any date of determination, eighty-one percent (81%).”

(b)The definition of “Hedge Effective Date” in Appendix A to the Indenture is hereby amended and restated to read in its entirety as follows:

“    Hedge Effective Date: ໿The earliest to occur of (x) the first date after the Renewal Date on which one-month LIBOR exceeds one and one-half of one percent (1.50%), (y) the first date after the Renewal Date on which the 5-year swap rate (as set forth in the Wall Street Journal) shall equal or exceed three and one-half of one percent (3.50%), or (z) the date on which an Event of Default, Conversion Event or Manager Default has occurred.”

(c)The definition of “Net Book Value” in Appendix A to the Indenture is hereby amended and restated to read in its entirety as follows:

“    Net Book Value: As of any date of determination, with respect to any Managed Container not subject to a Finance Lease, the Net Book Value shall be the Original Equipment Cost of such Managed Container less accumulated depreciation based on the depreciation policy set forth on Exhibit D to this Indenture. As of any date of determination, with respect to any Managed Container that is subject to a Finance Lease, the Net Book Value shall be 100% of the net book value of such Finance Lease, as determined in accordance with GAAP.”

(d)The definition of “Weighted Average Age” in Appendix A to the Indenture is hereby amended and restated to read in its entirety as follows:

“    Weighted Average Age: For any date of determination, an amount equal to (i) the sum of the products, for each Managed Container, of (A) the age in years of such Managed Container and (B) the Net Book Value of such Managed Container, divided by (ii) the Aggregate Net Book Value.”

(e)The definition of “Renewal Date” is hereby added to Appendix A to the Indenture in appropriate alphabetical order as follows:

“    Renewal Date: July 2, 2013.”

(f)Exhibit D to the Indenture is hereby amended and restated to read in its entirety as Exhibit D attached hereto.

Section 3.Amendments to the Supplement. Pursuant to Section 704 of the Supplement:

(a)The definition of “Applicable Margin” in Section 101 of the Supplement is hereby amended and restated to read in its entirety as follows:

“    “Applicable Margin” means, for any Interest Accrual Period, one of the following amounts:
(i)    prior to the Conversion Date, one and ninety-five hundredths of one percent (1.95%); or
(ii)    on or after the Conversion Date, two and ninety-five hundredths of one percent (2.95%).
The amount of the Applicable Margin shall be increased from time to time in accordance with the provisions of Section 205(d).”
(b)The definition of “Commitment Fee Percentage” in Section 101 of the Supplement is hereby amended and restated to read in its entirety as follows:

“    “Commitment Fee Percentage” means as of any date of determination, one of the following:
(i)    If the quotient (expressed as a percentage) obtained by dividing (y) the Series 2009-1 Principal Balance by (y) the sum of the Series 2009-1 Note Existing Commitments of all Series 2009-1 Noteholders shall be less than fifty percent (50%) as of such date of determination, one-half of one percent (0.50%) per annum; or

(ii)    If the quotient (expressed as a percentage) obtained by dividing (y) the Series 2009-1 Principal Balance by (y) the sum of the Series 2009-1 Note Existing Commitments of all Series 2009-1 Noteholders shall be equal to or greater than fifty percent (50%) as of such date of determination, three-eighths of one percent (0.375%) per annum.”
(c)Section 205(d) of the Supplement is hereby amended and restated to read in its entirety as follows:

(d)    Optional Increase of Series 2009-1 Note Existing Commitment. The Issuer may increase the aggregate Series 2009-1 Note Existing Commitments from time to time upon the terms and conditions set forth in Section 2.3 of the Series 2009-1 Note Purchase Agreement.”
Section 4.Amendments to the Note Purchase Agreement. Pursuant to Section 8.1 of the Note Purchase Agreement:

(a)The definition of “Scheduled Commitment Expiration Date” in Section 1.1 of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“    “Scheduled Commitment Expiration Date”: July 2, 2015, as such date may be extended from time to time in accordance with Section 2.1(c) hereof.”
(b)Section 2.3 of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

Section 2.3.    Increase/Reduction of the Series 2009-1 Note Existing Commitment.
(a)    The Issuer may from time to time, upon at least thirty (30) days (or such shorter period of time as each of the then Deal Agents shall agree) written notice to the Deal Agents, with a copy to the Indenture Trustee, terminate in whole or reduce in part the unused Purchase Limit; provided, however, that each partial reduction of the unused Purchase Limit shall be in amounts equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be allocated pro rata among the Notes (based on the then current maximum principal amount of each such Note). Each notice of reduction or termination pursuant to this Section 2.3 shall be irrevocable. Notwithstanding the foregoing, the Issuer may reduce to zero and terminate the entire Purchase Limit, upon (a) at least five (5) Business Days' prior written notice to the Deal Agents, with a copy to the Indenture Trustee, specifying the proposed payment date of such termination, and (b) payment in full of (i) the principal of, and premium, if any, and interest on, the Notes and (ii) Breakage Costs (if payment is not made on a Payment Date) and all other Outstanding Obligations of the Issuer under the Indenture, the Supplement and this Agreement.
(b)    The Issuer may request that the Purchase Limit be increased to an aggregate amount not to exceed Six Hundred Fifty Million Dollars ($650,000,000); provided, that the aggregate Purchase Limit may be increased to an amount greater than Six Hundred Fifty Million Dollars ($650,000,000) if (x) the Rating Agency Condition is satisfied with respect to such event and (y) such event is approved by the Control Party for Series 2009-1. In connection with any such increase, there shall be an increase in the Purchase Limit (and in the Series 2009-1 Note Existing Commitment) of one or more of the existing Series 2009-1 Noteholder(s) (each an “Increasing Series 2009-1 Noteholder”) that elect in their sole discretion to the increase thereof (and in the amounts so agreed to by such existing Series 2009-1 Noteholder(s) in their sole discretion) and/or additional Series 2009-1 Notes shall be issued to one or more commercial banks, finance companies or other Persons that shall elect to become additional Series 2009-1 Noteholders (each an “Additional Series 2009-1 Noteholder”) and Purchasers hereunder.
(c)    The effectiveness of any proposed increase in the Purchase Limit pursuant to the immediately preceding paragraph (b) shall be subject to each of the following conditions precedent:
(i)    Each of the following shall be satisfied upon the effectiveness of such proposed increase: (x) the Conversion Date shall not have occurred; (y) since the Renewal Date there shall not have occurred more than five (5) such increases (including the proposed increase) in the Purchase Limit pursuant to this Section 2.3; and (z) the aggregate Purchase Limit shall not exceed Six Hundred Fifty Million Dollars ($650,000,000) (or such higher amount that is authorized pursuant to the proviso in the first sentence of the immediately preceding paragraph (b));
(ii)    The Issuer shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent and/or the Indenture Trustee in connection with and at the time of any such proposed increase, including, without limitation, a certificate of the Issuer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions precedent in this Section 2.3(c) to the effectiveness of such proposed increase has been satisfied;
(iii)     At the time of and immediately after giving effect to any such proposed increase, no Early Amortization Event or Event of Default shall exist, all representations and warranties of the Issuer set forth in the Series 2009-1 Transaction Documents shall be true and correct in all material respects and, since the Closing Date, there shall have been no Material Adverse Change;
(iv)    The Issuer shall provide at least thirty (30) days written notice to the Administrative Agent (who shall promptly provide a copy of such notice to the Indenture Trustee and each Series 2009-1 Noteholder and its related Deal Agent) of any proposal to increase in the aggregate Purchase Limit. The Issuer may also, but is not required to, specify any fees offered to each Increasing Series 2009-1 Noteholder, which fees may be variable based upon the amount by which any such Increasing Series 2009-1 Noteholder is willing to increase its Series 2009-1 Note Existing Commitment. Each Increasing Series 2009-1 Noteholder shall as soon as practicable, and in any case within fifteen (15) days following receipt of such notice, specify in a written notice to the Issuer and the Administrative Agent the amount of such proposed increase that it is willing to provide (and the Issuer may elect to accept or reject such amount in its sole and absolute discretion). No Series 2009-1 Noteholder (or any successor thereto) shall have any obligation, express or implied, to offer to increase its Series 2009-1 Note Existing Commitment, and any decision by a Series 2009-1 Noteholder to increase its Series 2009-1 Note Existing Commitment shall be made in its sole discretion independently from any other Series 2009-1 Noteholder;
(v)     Each Additional Series 2009-1 Noteholder shall deliver to the Issuer and the Administrative Agent on or prior to the date of such proposed increase, an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Issuer, by each Additional Series 2009-1 Noteholder and by each Increasing Series 2009-1 Noteholder, setting forth the Purchase Limit of such Additional Series 2009-1 Noteholder and setting forth the agreement of such Additional Series

2009-1 Noteholder to become a party to this Agreement and to be bound by all of the terms and provisions hereof; and
(vi)    The Issuer shall have executed and delivered, to the extent requested by any Additional Series 2009-1 Noteholder or any Increasing Series 2009-1 Noteholder, one or more Series 2009-1 Notes evidencing the new or revised Purchase Limit of such Series 2009-1 Noteholders.
(d)    Upon the effectiveness of any such proposed increase in the Purchase Limit, Schedule 2 hereto shall automatically be deemed to be amended accordingly.
(e)    On the effective date of any increase pursuant to Section 2.3(b) above, (i) each Increasing Series 2009-1 Noteholder or Additional Series 2009-1 Noteholder shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Series 2009-1 Noteholders, as being required in order to cause, after giving effect to the applicable increase and the use of such amounts to make payments to such other relevant Series 2009-1 Noteholders, each Series 2009-1 Noteholder's portion of the sum of the outstanding Series 2009-1 Advances of all the Series 2009-1 Noteholders to equal its Percentage of such Series 2009-1 Advances and (ii) the Issuer shall be deemed to have repaid and reborrowed all outstanding Series 2009-1 Advances of such Series 2009-1 Noteholder equal to its Percentage of such outstanding Series 2009-1 Advances as of the date of any increase in the Purchase Limits. If the payments referenced in the immediately preceding sentence shall occur on any date other than a Payment Date, then the Issuer shall indemnify each affected Series 2009-1 Noteholder with respect to, and shall pay to each affected Series 2009-1 Noteholder, any Breakage Costs incurred by such Series 2009-1 Noteholder in connection therewith.
(f)    Notwithstanding anything herein to the contrary, (x) only the consent of each Increasing Series 2009-1 Noteholder shall be required for an increase in the aggregate Purchase Limit pursuant to this Section, (y) no Series 2009-1 Noteholder which declines to increase the principal amount of its Purchase Limit may be replaced with respect to its Purchase Limit as a result thereof without such Series 2009-1 Noteholder's consent, and (z) if any Series 2009-1 Noteholder shall fail to notify the Issuer and the Administrative Agent in writing about whether it will increase its Purchase Limit within fifteen (15) days after receipt of such notice, such Series 2009-1 Noteholder shall be deemed to have declined to increase its Purchase Limit.”
Section 5.Representations and Warranties.

(a)Each of the parties hereto hereby confirms that each of the representations and warranties set forth in the Indenture, the Supplement and the Note Purchase Agreement made by such party are true and correct in all material respects as of the date first written above with the same effect as though each had been made by such party as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

(b)The Issuer hereby confirms that each of the conditions precedent to the amendment to the Indenture, the Supplement and the Note Purchase Agreement have been, or contemporaneously with the execution of this Amendment will be, satisfied.

(c)The Issuer hereby confirms that, as of the effective date of this Amendment, there are no Interest Rate Hedge Counterparties.

Section 6.Effectiveness of Amendment.

(a)Sections 2, 3 and 4 of this Amendment shall become effective, as of the date first above written, upon satisfaction or waiver by the applicable parties of each of the following conditions (the “Effective Date”):

(i)This Amendment shall have been executed and delivered by the Issuer, the Indenture Trustee and each of the Series 2009-1 Noteholders and Deal Agents;

(ii)The parties hereto (other than the Issuer) shall have received an Officer's Certificate of the manager of the Issuer with respect to the satisfaction of the conditions precedent set forth in this Section 6(a);

(iii)The Indenture Trustee shall have received (if requested) an Opinion of Counsel stating that the execution hereof is authorized or permitted by the Indenture; and

(iv)Issuer shall have executed and delivered to each Purchaser a fee letter, dated as of the date hereof.

(v)The Issuer shall have paid to each Purchaser the renewal fee set forth in such Purchaser's fee letter referred to in clause (iv) above.

(b)Upon the execution and delivery of this Amendment by the parties hereto, this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c)Upon the effectiveness of (i) Section 2 of this Amendment, (x) this Amendment shall become a part of the Indenture and (y) each reference in the Indenture to “this Indenture”, or “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture, shall mean and be a reference to the Indenture, as amended or modified hereby, (ii) Section 3 of this Amendment, (x) this Amendment shall become a part of the Supplement and (y) each reference in the Supplement to “this Supplement”, or “hereof”, “hereunder” or words of like import, and each reference in any other document to the Supplement, shall mean and be a reference to the Supplement, as amended or modified hereby, and (iii) Section 4 of this Amendment, (x) this Amendment shall become a part of the Note Purchase Agreement and (y) each reference in the Note Purchase Agreement to “this Agreement”, or “hereof”, “hereunder” or words of like import, and each reference in any other document to the Note Purchase Agreement, shall mean and be a reference to the Note Purchase Agreement, as amended or modified hereby.

(d)Except as expressly amended or modified hereby, each of the Indenture, the Supplement and the Note Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

Section 7.Execution in Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

Section 8.Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW SHALL APPLY), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.Direction of Requisite Global Majority to Indenture Trustee. The parties hereto, which include the Requisite Global Majority, hereby direct the Indenture Trustee to execute and deliver this Amendment.
[signature pages follow]

10526967

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

TAL ADVANTAGE III LLC By: TAL International Container Corporation, its manager
By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee
By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Purchaser

By_____________________________
Name:__________________________
Title:___________________________

WELLS FARGO SECURITIES, LLC, as Wells Fargo Deal Agent

By_____________________________
Name:__________________________
Title:___________________________

ABN AMRO CAPITAL USA LLC, as Purchaser and as a Deal Agent

By_____________________________
Name:__________________________
Title:___________________________

TAL III Omnibus Amendment

SUNTRUST BANK, as Purchaser and as a Deal Agent

By_____________________________
Name:__________________________
Title:___________________________

ROYAL BANK OF CANADA, as Purchaser and as a Deal Agent

By_____________________________
Name:__________________________
Title:___________________________

By_____________________________
Name:__________________________
Title:___________________________

WHITE POINT FUNDING, LLC, as CP Purchaser

By_____________________________
Name:__________________________
Title:___________________________

BANK OF AMERICA, N.A., as Purchaser and as a Deal Agent

By_____________________________
Name:__________________________
Title:___________________________

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Purchaser and as a Deal Agent

By_____________________________
Name:__________________________
Title:___________________________

TAL III Omnibus Amendment

EXHIBIT D

Depreciation Policy for Managed Containers
As of any date of determination, with respect to any Managed Container that is subject to a Finance Lease, the Net Book Value shall be 100% of the net book value of such Finance Lease, as determined in accordance with GAAP.
Managed Containers not subject to a Finance Lease shall be recorded at their Original Equipment Cost. All such Managed Containers not subject to a Finance Lease shall be depreciated as follows: (A) each such Managed Container subject to a long-term or service lease shall be depreciated on a straight-line basis (i) over 13 years to an amount equal to 40% of Original Book Value for dry Containers, (ii) over 20 years to an amount equal to 15% of Original Book Value for tank Containers and (iii) over 12 years to an amount equal to 25% of Original Book Value for refrigerated Containers, and (B) the “Original Book Value” is assumed to be the starting value for the Managed Container that would result in the current Net Book Value if depreciated for the current age of the Managed Container.
The foregoing notwithstanding, any portion of the Original Equipment Cost of such Managed Container that is attributable to an improvement to such Managed Container pursuant to clause (iii) of the definition of “Original Equipment Cost”, shall be depreciated on a straight-line basis from the beginning of the month following the month in which such improvement was accepted over the remaining depreciation period of such Managed Container to the applicable percentage of Original Book Value mentioned above.